As filed with the Securities and Exchange Commission on February 20, 2015.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
_______________________

CollabRx, Inc.
(Exact name of registrant as specified in its charter)

Delaware	7374	68-0370244
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

44 Montgomery Street, Suite 800
San Francisco, California
(415) 248-53250
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
_______________________

Thomas R. Mika
President and Chief Executive Officer
44 Montgomery Street, Suite 800
San Francisco, CA 94104
(415) 248-5350
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_______________________

Copies to:

William Davison, Esq. Goodwin Procter LLP 135 Commonwealth Drive Menlo Park, California 94025 (650) 752-3114	Gregory Sichenzia, Esq. Marcelle Balcombe, Esq. Jeff Cahlon, Esq. Sichenzia Ross Friedman Ference LLP 61 Broadway New York, NY 10006 (212) 930-9700
_______________________

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ File No. 333-199477

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, $0.01 par value per share	736,000	$1.25	$920,000	$106.90
Common Stock Purchase Warrants	-	-	-	-
Shares of Common Stock underlying Common Stock Purchase Warrants	736,000	$1.56	$1,148,160	$133.42
Underwriter’s Common Stock Purchase Warrants	-	-	-	-
Shares of Common Stock underlying Underwriter’s Common Stock Purchase Warrants	19,231	$1.56	$30,000	$3.49
Total	1,491,231		$2,098,160	$243.81

(1)	Represents only the additional number of shares being registered and includes shares of common stock that may be purchased by the underwriter to cover over-allotments, if any. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1 (File No. 333-199477).
(2)	The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended, based on the proposed maximum aggregate offering price. The registrant previously registered securities at an aggregate offering price not to exceed $4,600,000 on a Registration Statement on Form S-1 (File No. 333-199477), which was declared effective by the Securities and Exchange Commission on February 18, 2015. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $2,102,604.80 is hereby registered, which includes shares issuable upon the exercise of the underwriters’ over-allotment option.

This registration statement shall become effective upon filing with the Commission in accordance with Rule 462(b) of the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended, CollabRx, Inc. is filing this registration statement with the Securities and Exchange Commission, or SEC. This registration statement relates to the public offering of securities contemplated by the registration statement on Form S-1 (File No. 333-199477), which we originally filed on October 20, 2014, as amended, or the Registration Statement, and which the SEC declared effective on February 18, 2015.

We are filing this registration statement for the sole purpose of increasing by 736,000 shares the number of shares of our common stock to be registered for issuance and sale, together with warrants to purchase an equal number of shares of common stock and warrants issuable to the underwriter and shares of common stock issuable upon exercise thereof. The additional securities that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Registration Statement. The information set forth in the Registration Statement is incorporated by reference in this filing.

The required opinions and consents are listed on the exhibit index and filed with this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, State of California, on February 19, 2015.

COLLABRX, INC.

By:	/s/ Thomas R. Mika
Thomas R. Mika
President, Chief Executive Officer and Chairman of the Board

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas R. Mika	President, CEO and Chairman of the Board	February 19, 2015
Thomas R. Mika	(Principal Executive Officer)

/s/ Thomas R. Mika	Acting Chief Financial Officer	February 19, 2015
Thomas R. Mika	(Principal Financial and Accounting Officer)

*	Director	February 19, 2015
Jeffrey M. Krauss

*	Director	February 19, 2015
Carl Muscari

*	Director	February 19, 2015
James Karis

*	Director	February 19, 2015
Paul Billings

*By:	/s/ Thomas R. Mika
Thomas R. Mika
Attorney-in-Fact

Exhibit index

Exhibit number	Description of exhibit

5.1	Opinion of Goodwin Procter LLP

23.1	Consent of Burr Pilger Mayer, Inc., Independent Registered Public Accounting Firm

23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1	Power of Attorney (incorporated by reference to Registration Statement on Form S-1 (File No. 333-199477) filed October 20, 2014, as amended)